EXHIBIT 99

                 [The First American Financial Corporation Logo]

                    The First American Financial Corporation
 1 First American Way o Santa Ana, California o (714) 800-3000 o (800) 854-3643

Contact:
Tom Klemens                                           NEWS FOR IMMEDIATE RELEASE
Executive Vice President
& Chief Financial Officer
(714) 800-4402

               FIRST AMERICAN FINANCIAL REPORTS OPERATING RESULTS
                    FOR THE FOURTH QUARTER AND FULL YEAR 1999


     SANTA  ANA,  Calif.,  -  Feb.  16,  2000  - The  First  American  Financial
Corporation (NYSE: FAF), the leading provider of business information and related products and services, announced today operating results for the fourth quarter and 12 months ended Dec. 31, 1999.

     Losses for the fourth quarter of 1999 were $2.2 million, or 3 cents per diluted share. These results include the effects of a previously announced revenue recognition accounting change for the company's tax service contracts, which became effective Jan. 1, 1999. This accounting change resulted in a decrease of $2.9 million on an after-tax basis, or 4 cents per diluted share. Thus, the company would have reported earnings for the fourth quarter of 1999 of $692,000, or 1 cent per diluted share, under the former revenue recognition policy. These results compare with record-setting fourth quarter 1998 net income of $53.9 million, or 82 cents per diluted share. Revenues for the fourth quarter of 1999 were $700.4 million, a decrease of 14 percent when compared with record revenues of $814.2 million reported for the same period last year. Had it not been for the tax service accounting change, the company would have reported additional revenues for the fourth quarter of 1999 of $6.1 million.

     The company's full-year 1999 operating earnings were $88.6 million, or $1.34 per diluted share. These results include the effects of the accounting change mentioned above which resulted in a decrease of $10.9 million on an after-tax basis, or 16 cents per diluted share. Thus, earnings for the 12 months ended Dec. 31, 1999, would have been $99.5 million, or $1.50 per diluted share, under the former revenue recognition policy. These results compare with the record-breaking 1998 results of $181.7 million, or $2.89 per diluted share. Revenues in 1999 totaled $2.99 billion, an increase of 3 percent when compared with last year's revenues of $2.91 billion. (1998 results exclude an investment gain of $32.4 million, $19.8 million on an after-tax basis, or 32 cents per diluted share, relating to the company's joint venture with Experian.) Had it not been for the tax service accounting change, the company would have reported additional revenues for the 12 months ended Dec. 31, 1999, of $22.7 million.

     Results for 1998 have been restated to reflect the current year acquisition accounted for as a pooling of interests. Full-year and quarterly 1999 results have been restated to include the new transition rules for the tax service contracts which were finalized by the Securities and Exchange Commission in December 1999.

     "The last half of 1999 was marked by higher mortgage interest rates which resulted in lower mortgage transaction activity, especially lower mortgage refinance business," stated Parker S. Kennedy, president of First American Financial. "Company-wide refinance transactions declined approximately 60 percent during the fourth quarter of this year versus the fourth quarter of 1998. This decline significantly reduced revenue in our direct title operations and our real estate information services segment. This, coupled with the fourth quarter seasonal slowdown in residential resale activity nationwide, has caused a deep reduction in our inventory of open orders going into the first quarter of 2000. While we have been diligent in reducing staff levels and expenses and adjusting our infrastructure to match the decreasing order volumes, we anticipate that the drop in business volume will result in reporting an operating loss in the first quarter of 2000."

     Kennedy added, "We continue to enhance our technological capabilities and e-commerce initiatives and are extremely proud of our recent number-two ranking on this year's PC Week Financial Services FAST@TRACK 100 list. Our focus remains on productivity gains via technology, market share gains by cross-selling our multiple mortgage products and services and expansion of our consumer information services segment which will provide noncyclical steady growth for the future."

     The company also reported that in connection with its stock repurchase program, which was announced on Dec. 10, 1999, to date 1,115,900 shares have been repurchased at an average market price of $12.28 per share.

     The First American Financial Corporation, based in Santa Ana, Calif., is the nation's leading provider of business information and related products and services. The corporation's three primary business segments include: title insurance and services; real estate information and services, which includes mortgage information services and database information and services; and consumer information and services, which provides home warranties; automotive, subprime and direct-to-consumer credit reporting; property and casualty insurance; property and automotive insurance tracking services; resident screening; pre-employment screening; lender-placed flood and hazard insurance; investment advisory; and trust and banking services. Information about the company and an archive of its press releases can be found on the Internet at www.firstam.com.

Any  statements  in this  document  that look forward in time involve  risks and uncertainties,  including  but not  limited  to the  following:  the  effect  of interest  rate  fluctuations;  changes  in the  performance  of the real  estate markets; the effect of changing economic  conditions;  general volatility in the capital  markets;  the demand for and the acceptance of the company's  products;
changes in applicable government regulations;  continued consolidation among the company's significant  customers;  consolidation among significant  competitors:
the impact of the legal proceedings commenced by the California attorney general and related  litigation;  the  continued  ability to identify  businesses  to be acquired;  and changes in the company's ability to integrate businesses which it acquires. The company's actual results,  performance or achievement could differ
materially  from  those  expressed  in,  or  implied  by,  any   forward-looking
statements,  and, accordingly, no assurances can be given that any of the events anticipated by the forward-looking statements will transpire or occur or, if any of them do, what impact they will have on the results of operations or financial condition of the company.
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                                                                      Quarter ended                             Year ended
                                                                       December 31,                             December 31,
                                                                  1999               1998               1999             1998


Revenues                                                      $700,393,000       $814,216,000     $2,988,169,000     $2,943,880,000
Income before income taxes, minority interests and
  cumulative effect of a change in accounting principle       $  3,436,000       $ 95,887,000     $  169,972,000     $  365,051,000
Income taxes                                                  $  4,834,000       $ 33,112,000     $   62,300,000     $  128,512,000
Minority interests                                            $    846,000       $  8,849,000     $   19,029,000     $   35,012,000
Net income (loss) before cumulative effect of a change
  in accounting principle                                     $ (2,244,000)      $ 53,926,000     $   88,643,000     $  201,527,000
Cumulative effect of a change in accounting for tax
  service contracts, net of income taxes and minority
  interests                                                             --                 --     $  (55,640,000)                --
Net income (loss)                                             $ (2,244,000)      $ 53,926,000     $   33,003,000     $  201,527,000

Per share amounts:
  Basic:
    Income (loss) before cumulative effect of a change in
      accounting for tax service contracts                    $      (0.03)      $       0.86     $         1.37     $        3.35
    Cumulative effect of a change in accounting for tax
      service contracts                                                 --                 --     $        (0.86)               --
    Net income (loss)                                         $      (0.03)      $       0.86     $         0.51     $        3.35
  Diluted:
    Income (loss) before cumulative effect of a change in
      accounting for tax service contracts                    $      (0.03)      $       0.82     $         1.34     $        3.21
    Cumulative effect of a change in accounting for tax
      service contracts                                                 --                 --     $        (0.84)               --
    Net income (loss)                                         $      (0.03)      $       0.82     $         0.50     $        3.21
Average shares outstanding:
  Basic                                                         65,210,000         62,692,000           64,669,000      60,194,000
  Diluted                                                       66,357,000         65,578,000           66,351,000      62,720,000
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                                                                                  SELECTED FINANCIAL DATA

                                                                  For the Three Months Ended         For the Twelve Months Ended
                                                                         December, 3l                      December 3l
                                                                     1999             1998              1999              1998

RESULTS OF OPERATIONS
Revenues
  Operating revenues                                             $689,670,000     $801,457,000     $2,936,196,000     $2,867,107,000
  Investment and other income                                      10,723,000       12,759,000         51,973,000         76,773,000
                                                                  700,393,000      814,216,000      2,988,169,000      2,943,880,000
Expenses
  Salaries and other personnel costs                              254,948,000      263,450,000      1,034,772,000        945,513,000
  Premiums retained by agents                                     202,290,000      220,416,000        871,036,000        773,030,000
  Other operating expenses                                        176,256,000      175,356,000        678,856,000        633,417,000
  Provision for title losses and other claims                      30,669,000       30,246,000        116,218,000        124,178,000
  Depreciation and amortization                                    21,457,000       17,988,000         77,031,000         62,263,000
  Premium taxes                                                     5,772,000        6,005,000         22,897,000         21,335,000
  Interest                                                          5,565,000        4,868,000         17,387,000         19,093,000
                                                                  696,957,000      718,329,000      2,818,197,000      2,578,829,000
Income before income taxes, minority interests and
  cumulative effect of a change in accounting principle          $  3,436,000     $ 95,887,000     $  169,972,000     $  365,051,000

OPERATING REVENUES

Title Insurance:
  Direct operations                                              $253,493,000     $311,178,000     $1,067,133,000     $1,097,989,000
  Agency operations                                               255,156,000      275,190,000      1,086,746,000        965,228,000
                                                                  508,649,000      586,368,000      2,153,879,000      2,063,217,000
Real Estate Information                                           123,556,000      171,451,000        574,784,000        630,510,000
Consumer Information                                               57,465,000       43,638,000        207,533,000        173,380,000
  Total operating revenues                                       $689,670,000     $801,457,000     $2,936,196,000     $2,867,107,000

INCOME BEFORE INCOME TAXES, MINORITY INTERESTS AND
  CUMULATIVE EFFECT OF A CHANGE IN ACCOUNTING PRINCIPLE

Title Insurance                                                  $ 12,555,000     $ 73,547,000     $  128,738,000     $  227,906,000
Real Estate Information                                            (2,224,000)      23,438,000         54,914,000        110,069,000
Consumer Information                                               10,026,000        6,977,000         38,080,000         28,455,000
                                                                   20,357,000      103,962,000        221,732,000        366,430,000
Corporate expenses                                                 16,921,000        8,075,000         51,760,000          1,379,000
Income before income taxes, minority interests and
  cumulative effect of a change in accounting principle          $  3,436,000     $ 95,887,000     $  169,972,000     $  365,051,000

TITLE INSURANCE ORDER COUNTS FROM DIRECT OPERATIONS

Title orders opened                                                   264,700          410,000          1,334,100          1,585,400
Title orders closed                                                   229,100          336,700          1,119,900          1,210,200
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